Exhibit 99.1

Morgan Stanley Direct Lending Fund Announces September 30, 2026 Financial Results and Declares Fourth Quarter 2026 Regular Dividend of $0.45 per Share, a Fourth Quarter 2026 Supplemental Dividend of $0.015 per Share and a Reduction of the Base Management and Incentive Fees

NEW YORK, NY, November 5, 2026 — Morgan Stanley Direct Lending Fund (NYSE: MSDL) (“MSDL” or the “Company”), a business development company externally managed by MS Capital Partners Adviser Inc. (the “Adviser”), today announced its financial results for the third quarter ended September 30, 2026.

QUARTERLY HIGHLIGHTS

•	Net investment income of $40.3 million, or $0.48 per share, as compared to $38.2 million, or $0.45 per share, for the quarter ended June 30, 2026;

•	Net asset value of $18.76 per share, as compared to $19.50 as of June 30, 2026;

•	Debt-to-equity was 1.25x as of September 30, 2026, as compared to 1.21x as of June 30, 2026;

•	New investment commitments of $52.6 million (net of any syndications), fundings of $75.1 million and sales and repayments of $140.9 million, resulting in net funded deployment of ($65.8) million;

•	The Company continued to ramp Capstone Lending LLC (“Capstone JV”), as of September 30, 2026, approximately 64.9% of the total capital commitments were called;

•	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.45 per share to shareholders of record as of September 30, 2026;

•	On July 9, 2026, the Company issued $350.0 million in aggregate principal amount of 6.100% notes due 2031 (the “2031 Notes”);

•

Subsequent to quarter end, the Board approved an amendment to the investment advisory agreement effective January 1, 2027, providing a reduction of the base management fee from 1.00% to 0.75% and a reduction of the incentive fee on income and capital gains from 17.5% to 15.0% (and a corresponding reduction of the incentive fee cap from 17.5% to 15.0%); and

•

Subsequent to quarter end, the Board approved a quarterly supplemental dividend which is expected to be equivalent to 50% of excess NII per share above the quarterly regular dividend (in addition to approving the quarterly regular dividend).

SELECTED FINANCIAL HIGHLIGHTS

	For the Quarter Ended
($ in thousands, except per share information)	September 30, 2026	June 30, 2026
Net investment income per share	$0.48	$0.45
Net realized and unrealized gains (losses) per share[1]	$(0.81)	($0.36)
Earnings per share	$(0.32)	$0.09
Regular dividend per share	$0.45	$0.45

[1]	Amount shown may not correspond for the period as it may include the effect of the timing of the distribution, shares repurchased and the issuance of common stock.

	As of
($ in thousands, except per share information)	September 30, 2026	June 30, 2026
Investments, at fair value	$3,431,550	$3,554,287
Total debt outstanding, at principal	$1,957,976	$2,000,678
Net assets	$1,570,126	$1,647,868
Net asset value per share	$18.76	$19.50
Debt to equity	1.25x	1.21x
Net debt to equity	1.18x	1.17x

RESULTS OF OPERATIONS

Total investment income for the quarter ended September 30, 2026 was $86.1 million, compared to $88.8 million for the quarter ended June 30, 2026. The modest decrease was a function of the impact of positions placed on non-accrual and lower non-recurring revenue.

Total net expenses for the quarter ended September 30, 2026 were $45.1 million, down from $49.8 million for the quarter ended June 30, 2026. The decrease was primarily driven by lower incentive fees earned which was subject to our incentive fee cap, partially offset by higher interest and other financing expenses.

Net investment income for the quarter ended September 30, 2026 was $40.3 million, or $0.48 per share, compared to $38.2 million, or $0.45 per share, for the quarter ended June 30, 2026.

For the quarter ended September 30, 2026, net change in unrealized depreciation was $(29.4) million and net realized losses were $(38.2) million.

PORTFOLIO AND INVESTMENT ACTIVITY

As of September 30, 2026, the Company’s investment portfolio had a fair value of approximately $3.4 billion, comprised of 233 portfolio companies across 37 industries, with an average investment size of $14.7 million, or 0.4% of our total portfolio on a fair value basis. The composition of the Company’s investments was the following:

	September 30, 2026			June 30, 2026
($ in thousands)	Cost	Fair Value	% of Total Investments at Fair Value	Cost	Fair Value	% of Total Investments at Fair Value
First Lien Debt	$3,299,032	$3,167,068	92.3%	$3,414,546	$3,308,689	93.1%
Second Lien Debt	77,054	71,109	2.1	77,453	72,603	2.0
Other Debt Investments	8,866	746	0.0	8,830	7,149	0.2
Equity	68,561	65,137	1.9	71,278	63,302	1.8
Investment in Joint Venture	129,812	127,490	3.7	104,532	102,544	2.9

Total	$3,583,325	$3,431,550	100.0%	$3,676,639	$3,554,287	100.0%

Investment activity was as follows:

Investment Activity:	Three Months Ended September 30, 2026	Three Months Ended June 30, 2026
New investment commitments, at par (net of syndications)	$52,600	$94,988
Investment fundings	$75,051	$146,236
Number of new investment commitments in portfolio companies	6	3
Number of portfolio companies exited or fully repaid	2	1

Total weighted average yield of investments in debt securities at amortized cost and fair value was 9.6% and 10.0%, respectively, as of September 30, 2026, up from 9.1% and 9.4%, respectively, as of June 30, 2026. Floating rate debt investments as a percentage of total portfolio on a fair value basis was 99.8% as of September 30, 2026, a slight increase compared to June 30, 2026. As of September 30, 2026, certain investments in eleven portfolio companies were on non-accrual status, representing approximately 3.4% of total investments at amortized cost.

CAPITAL AND LIQUIDITY

As of September 30, 2026, the Company had total principal debt outstanding of $1,958.0 million, including $158.0 million outstanding in the Company’s BNP Funding Facility, $16.0 million outstanding in the Truist Credit Facility, $425.0 million outstanding in the Company’s senior unsecured notes due February 2027, $350.0 million outstanding in the Company’s senior unsecured notes due May 2029, $350.0 million outstanding in the Company’s senior unsecured notes due May 2030, $350.0 million outstanding in the Company’s senior unsecured notes due July 2031 and $309.0 million outstanding in the Company’s inaugural CLO that closed in September 2025.

The combined weighted average interest rate on debt outstanding was 5.49% for the quarter ended September 30, 2026. As of September 30, 2026, the Company had $1,864.1 million of availability under its credit facilities and $75.0 million in unrestricted cash and short-term, liquid investments. Debt to equity was 1.25x and 1.21x as of September 30, 2026 and June 30, 2026, respectively.

SHARE REPURCHASES

For the three months ended September 30, 2026, the Company repurchased 819,427 shares at an average price of $15.24 per share.

JOINT VENTURE

The Company launched Capstone JV, a joint venture, with an institutional investor with a substantially similar investment strategy as the Company, which commenced operations on January 2, 2026. The Company and its joint venture partner have each agreed to contribute up to $200.0 million and $50.0 million, respectively, to Capstone JV. As of September 30, 2026, approximately 64.9% of the total capital commitments were called.

OTHER DEVELOPMENTS

•

Subsequent to quarter end, the Board approved an amendment to the investment advisory agreement effective January 1, 2027, providing a reduction of the base management fee from 1.00% to 0.75% and a reduction of the incentive fee on income and capital gains from 17.5% to 15.0% (and a corresponding reduction of the incentive fee cap).

•

On November 3, 2026, the Board declared a regular distribution of $0.45 per share, which is payable on or around January 22, 2027 to shareholders of record as of December 31, 2026 and a supplemental distribution of $0.015 per share, which is payable on or around December 15, 2026 to shareholders of record as of November 30, 2026.

CONFERENCE CALL INFORMATION

Morgan Stanley Direct Lending Fund will host a conference call on Friday, November 6, 2026 at 10:00 am ET to review its financial results and conduct a question-and-answer session. All interested parties are invited to participate in the live earnings conference call by using the following dial-in numbers or audio webcast link available on the MSDL Investor Relations website:

•	Audio Webcast

•	Conference Call

•	Domestic: 800-330-6710

•	International: +1 213-279-1505

•	Passcode: 4969183

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. An archived replay will also be available on the MSDL Investor Relations website.

About Morgan Stanley Direct Lending Fund

Morgan Stanley Direct Lending Fund (NYSE: MSDL) is a non-diversified, externally managed specialty finance company focused on lending to middle-market companies. MSDL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. MSDL is externally managed by MS Capital Partners Adviser Inc., an indirect, wholly owned subsidiary of Morgan Stanley. MSDL is not a subsidiary of or consolidated with Morgan Stanley. For more information about Morgan Stanley Direct Lending Fund, please visit www.msdl.com.

Forward-Looking Statements

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or MSDL’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in MSDL’s filings with the U.S. Securities and Exchange Commission. MSDL undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

Contacts

Investors Sanna Johnson, Head of Investor Relations msdl@morganstanley.com	Media Alyson Barnes 212-762-0514 alyson.barnes@morganstanley.com

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share amounts)

	As of
	September 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Non-controlled/non-affiliated investments, at fair value (amortized cost of $3,429,014 and $3,833,800)	$3,281,007	$3,766,757
Non-controlled/affiliated investments, at fair value (amortized cost of $3,314 and $5,239)	1,868	4,789
Controlled/affiliated investments, at fair value (amortized cost of $150,997 and $0)	148,675	—

Total investments, at fair value (cost of $3,583,325 and $3,839,039)	3,431,550	3,771,546
Cash and cash equivalents (restricted cash of $29,172 and $3,820)	92,931	81,434
Investments in unaffiliated money market fund (cost of $11,216 and $12,976)	11,216	12,976
Deferred financing costs	17,595	16,874
Interest and dividend receivable from non-controlled/non-affiliated investments	27,677	26,332
Interest receivable from non-controlled/affiliated investments	21	89
Dividend receivable from controlled/affiliated investments	3,357	—
Receivable for investments sold/repaid	3,143	455
Other assets	534	10,390

Total assets	$3,588,024	$3,920,096

Liabilities
Debt (net of unamortized debt issuance costs of $12,624 and $10,545)	$1,903,389	$2,086,672
Distributions payable	37,735	43,222
Management fees payable	8,837	9,596
Income based incentive fees payable	441	7,281
Interest and other financing expenses payable	29,161	20,945
Payable to affiliates (Note 3)	101	91
Accrued expenses and other liabilities	38,234	4,200

Total liabilities	2,017,898	2,172,007

Commitments and contingencies (Note 7)
Net assets
Preferred stock, $0.001 par value (1,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, par value $0.001 (500,000,000 shares authorized; 83,685,377 and 86,276,305 shares issued and outstanding)	84	86
Paid-in capital in excess of par value	1,727,634	1,767,623
Distributable earnings (loss)	(157,592)	(19,620)

Total net assets	$1,570,126	$1,748,089

Total liabilities and net assets	$3,588,024	$3,920,096

Net asset value per share	$18.76	$20.26

Consolidated Statements of Operations (Unaudited)

(In thousands, except share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$76,186	$93,477	$235,593	$282,171
Payment-in-kind income	4,547	3,969	13,478	11,973
Dividend income	1,177	685	3,850	1,929
Other income	805	1,467	3,279	4,337
From non-controlled/affiliated investments:
Interest income	28	36	65	106
Payment-in-kind income	36	88	138	174
Dividend income	—	—	27	—
Other income	2	—	7	—
From controlled/affiliated investments:
Interest income	26	—	26	—
Payment-in-kind income	29	—	29	—
Dividend income	3,304	—	7,485	—

Total investment income	86,140	99,722	263,977	300,690

Expenses:
Interest and other financing expenses	33,183	33,903	95,865	102,788
Management fees	8,837	9,628	27,449	28,870
Income based incentive fees	441	9,281	12,759	28,404
Professional fees	2,081	2,530	5,271	5,836
Directors’ fees	129	129	387	388
Administrative service fees	99	81	221	228
General and other expenses	359	38	710	348

Total expenses	45,129	55,590	142,662	166,862

Management fees waiver (Note 3)	—	—	—	(641)
Incentive fees waiver (Note 3)	—	—	—	(375)

Net expenses	45,129	55,590	142,662	165,846

Net investment income (loss) before taxes	41,011	44,132	121,315	134,844

Excise tax expense	750	402	2,384	1,229

Net investment income (loss) after taxes	40,261	43,730	118,931	133,615

Net realized and unrealized gain (loss):
Net realized gain (loss) on non-controlled/non-affiliated investments	(38,164)	22	(58,744)	609
Foreign currency and other transactions	(22)	4	(43)	57

Net realized gain (loss)	(38,186)	26	(58,787)	666

Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliated investments	(28,979)	(15,909)	(80,694)	(40,808)
Net change in unrealized appreciation (depreciation) on non-controlled/affiliated investments	(69)	(222)	(998)	(182)
Net change in unrealized appreciation (depreciation) on controlled/affiliated investments	(333)	—	(2,321)	—

Translation of assets and liabilities in foreign currencies	2	(24)	(17)	76

Net unrealized appreciation (depreciation)	(29,379)	(16,155)	(84,030)	(40,914)

Net realized and unrealized gain (loss)	(67,565)	(16,129)	(142,817)	(40,248)

Net increase (decrease) in net assets resulting from operations	$(27,304)	$27,601	$(23,886)	$93,367

Earnings per share (basic and diluted)	$(0.32)	$0.32	$(0.28)	$1.07
Weighted average shares outstanding (basic and diluted)	84,031,223	86,844,648	84,847,339	87,476,954